UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 8, 2004

LUCENT TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11639 (Commission File Number)	22-3408857 (IRS Employer Identification No.)

600 Mountain Avenue, Murray Hill, New Jersey (Address of principal executive offices)	07974 (Zip Code)

(908) 582-8500
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
Item 8.01. Other Events.
SIGNATURES
EXHIBIT INDEX
Exhibits:
EX-99.1: PRESS RELEASE

Item 2.02. Results of Operations and Financial Condition.

On November 10, 2004, Lucent Technologies Inc. issued the press release attached as Exhibit 99.1, reporting revisions to the company’s previously announced results for its fourth quarter of fiscal 2004 and for its fiscal year ended September 30, 2004. These results were originally reported in a press release issued on October 20, 2004. Information regarding these revisions to the company’s results are also set forth in Item 8.01 below.

Item 8.01. Other Events.

During the quarter ended September 30, 2003, we filed a net operating loss carryback claim. The claim relates to the carryback of our fiscal year 2001 federal net operating loss to 1996, a year in which we filed our federal income tax return as part of the AT&T consolidated group. As previously disclosed in our current report on Form 8-K filed on September 2, 2004, we reached a tentative agreement with the Internal Revenue Service (the “IRS”) on September 1, 2004 that allowed a net operating loss carryback that will result in a tax refund of approximately $816 million (plus statutory interest to the date of payment), subject to approval by the Congressional Joint Committee on Taxation (the “Joint Committee”). On November 8, 2004, we received written confirmation from the IRS that the Joint Committee has approved our tentative agreement with the IRS and that our agreement with the IRS is now final.

As a result of Joint Committee approval and the finalization of our agreement with the IRS, we will record the benefit in our September 30, 2004 consolidated financial statements, resulting in an $816 million income tax benefit from the reversal of valuation allowances due to the realization of deferred tax assets plus interest income of approximately $45 million through September 30, 2004. The recognition of the claim will increase net income by $861 million, or $0.16 per diluted share for the fourth fiscal quarter and $0.17 per diluted share for fiscal year 2004, which ended September 30, 2004. The revised net income will be increased to $1.21 billion ($0.23 per diluted share) and $2.00 billion ($0.42 per diluted share) for the three and twelve-month periods ended September 30, 2004, respectively. These changes will be reflected in our Annual Report on Form 10-K, which we expect to file in early December.

We expect to receive the refund during fiscal 2005 upon completion of the IRS’s audit of our 2001 federal income tax return. The refund will be paid by the IRS to AT&T and, under our tax sharing agreements with AT&T, would then be payable by AT&T to us. We do not believe there are any other matters that would impact the refund claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LUCENT TECHNOLOGIES INC.
Date: November 10, 2004

	By:	/s/ Michael C. Keefe
Title: Michael C. Keefe
Name: Managing Corporate Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibits:

Exhibit 99.1	Press release issued by Lucent Technologies Inc. on November 10, 2004, revising its previously reported results for its fourth quarter of fiscal 2004 and for its fiscal year ended September 30, 2004.